EXHIBIT 99. (a)(1)(D)

[FORM OF NOTICE TO WITHDRAW FROM THE OFFER]

NOTICE TO WITHDRAW
FROM THE OFFER

TO:    TESSCO TECHNOLOGIES INCORPORATED

FROM:    ELIGIBLE PARTICIPANT IDENTIFIED BELOW

RE:    NOTICE TO WITHDRAW

        Instructions:    Before signing this Notice to Withdraw, please make sure that you have received and read (i) the Offer to Repurchase; (ii) the memorandum from our President and Chief Executive Officer, dated May 7, 2003, (iii) the Letter of Transmittal; and (iv) this Notice to Withdraw from the Offer (together as they may be amended from time to time, the "Offer"), offering to repurchase from team members, including officers, certain identified options under the TESSCO Technologies Incorporated 1994 Stock and Incentive Plan, as amended (the "'94 Plan"), or under the TESSCO Technologies Incorporated 1984 Employee Incentive Stock Option Plan (the "'84 Plan" and together with the '94 Plan, the "Plan").

        I signed and returned the Letter of Transmittal, in which I elected to accept the Offer with respect to some of or all of my eligible options. I now wish to change that election and reject the Offer to repurchase and cancel my eligible options. I understand that by signing this Notice and delivering it to Mary Lynn Schwartz, before 5:00 p.m. Eastern Daylight Time on June 5, 2003 (or if the offer is extended, prior to the extended expiration date of the offer; or if my eligible options are not accepted on or before June 5, 2003, at any time after that date), I withdraw my acceptance of the Offer and instead reject the Offer to repurchase and cancel my options. I have followed the instructions attached to this Notice. Reference in this Notice to Withdraw and in the attached Instructions to "Offer to Repurchase" means the document entitled "Offer to Repurchase and Cancel Outstanding Options to Purchase Common Stock Having an Exercise Price Per Share of $11.00 or More and an Expiration Date Prior to April 30 , 2007, or Having an Exercise Price Per Share of $18.00 or More, Without Regard to Expiration Date," dated May 7, 2003, as amended or supplemented.

        I understand that in order to withdraw my acceptance of the Offer, I must sign, date and deliver this Notice to Withdraw from the Offer via facsimile (fax # (410) 229-1559), mail, courier or hand delivery to Mary Lynn Schwartz, at 375 West Padonia Road, Timonium, Maryland 21093 by 5:00 p.m. Eastern Daylight Time on June 5, 2003 (or if the Offer is extended, prior to the extended expiration of the Offer).

        I understand that by withdrawing my acceptance of the Offer, I will not receive any cash payment pursuant to the Offer and I will keep the eligible options that I have. These options will continue to be governed by the stock option plan under which they were granted and by the current term of the option agreements for those options.

        I understand that I may change my mind, and once again accept the Offer, by submitting a new Letter of Transmittal to Mary Lynn Schwartz via facsimile (fax # (410) 229-1559), mail, courier or hand delivery at 375 West Padonia Road, Timonium, Maryland 21093 before 5:00 p.m. Eastern Daylight Time on June 5, 2003 (or if the Offer is extended, prior to the extended expiration of the Offer).

        I have signed this Notice and printed my name exactly as it appears on the Letter of Transmittal.

        I DO NOT ACCEPT THE OFFER TO REPURCHASE ANY OPTIONS.

Team Member Signature	Social Security #,
AM/PM
Team Member Name (Please print)	E-mail Address	Date	Time

RETURN TO MARY LYNN SCHWARTZ BEFORE 5:00 P.M. EASTERN DAYLIGHT TIME, JUNE 5, 2003
VIA FACSIMILE AT (410) 229-1559 OR VIA MAIL, COURIER OR HAND DELIVERY
TO 375 WEST PADONIA ROAD, TIMONIUM, MARYLAND 21093
TESSCO INTENDS TO SEND AN E-MAIL
CONFIRMATION WITHIN 2 BUSINESS DAYS OF RECEIPT

INSTRUCTIONS TO THE NOTICE TO WITHDRAW FROM THE OFFER
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     Delivery of Notice to Withdraw from the Offer.

        A properly completed and executed original of this Notice to Withdraw from the Offer (or a facsimile of it), and any other documents required by this Notice to Withdraw from the Offer, must be received by Mary Lynn Schwartz, by mail, courier or hand delivery at 375 West Padonia Road, Timonium, Maryland 21093, or via facsimile (fax # (410) 229-1559), before 5:00 p.m. Eastern Daylight Time on June 5, 2003 (the "Expiration Date"). If the Offer is extended, you may submit a Notice to Withdraw from the Offer at any time until the extended expiration of the Offer. Reference herein to "TESSCO", the "Company", "we" or "our" means TESSCO Technologies Incorporated. Reference herein to "you" or "your" are references to team members of TESSCO Technologies Incorporated who are eligible to participate in the Offer.

        THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. YOU MAY MAIL, COURIER OR HAND DELIVER YOUR NOTICE TO WITHDRAW FROM THE OFFER TO MARY LYNN SCHWARTZ AT TESSCO TECHNOLOGIES INCORPORATED OR YOU MAY FAX IT TO HER AT (410) 229-1559. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. IF YOU DELIVER THE REQUIRED DOCUMENTS BY FACSIMILE OR ANY MEANS OTHER THAN BY DELIVERING ORIGINALLY EXECUTED DOCUMENTS, YOU SHOULD DELIVER THE ORIGINALS WITHIN TWO (2) BUSINESS DAYS. WE INTEND TO CONFIRM THE RECEIPT OF YOUR NOTICE TO WITHDRAW WITHIN TWO (2) BUSINESS DAYS OF DELIVERY. IF YOU HAVE NOT RECEIVED A CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO MAKE SURE THAT MARY LYNN SCHWARTZ HAS RECEIVED YOUR NOTICE TO WITHDRAW.

        Although by submitting a Notice to Withdraw from the Offer you have withdrawn your tendered options from the Offer, you may change your mind and re-accept the Offer until the expiration of the Offer. Tenders of options made through the Offer may be made at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may tender your options at any time until the extended expiration of the Offer. To change your mind and elect to participate in the Offer, you must deliver a new signed and dated Letter of Transmittal, with the required information to the Company, while you still have the right to participate in the Offer. Your options will not be properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of the new Letter of Transmittal following the procedures described in the Instructions to the Letter of Transmittal.

2.     Change of Election.

        IF YOU DO NOT WISH TO WITHDRAW ALL YOUR TENDERED OPTIONS FROM THE OFFER, BUT INSTEAD DESIRE TO CHANGE YOUR ELECTION WITH RESPECT TO SPECIFIC ELIGIBLE OPTIONS, YOU SHOULD NOT FILL OUT THIS NOTICE TO WITHDRAW FROM THE OFFER. INSTEAD, YOU SHOULD SUBMIT A NEW LETTER OF TRANSMITTAL.

        As noted in the Offer to Repurchase, you may elect to cancel some but not all Eligible Options that you own if you satisfy the following requirements: (1) you must cancel all Eligible Options underlying a particular option agreement; and (2) if you have multiple option agreements, you can elect to cancel all Eligible Options underlying one or more particular option agreements, even if they constitute less than all of your Eligible Options, as long as you satisfy the requirements described in clause (1) above. You may change your mind about which particular option agreements you would like to tender for cancellation at any time before the Expiration Date. If we extend the Offer beyond that time, you may change your election regarding particular option agreements you tendered at any time until the extended expiration of the Offer. To change your election regarding any particular individual option agreement you previously tendered, while continuing to elect to participate in the Offer, you should not deliver a Notice to Withdraw but should instead deliver a new Letter of Transmittal, signed and dated by you, with the required information, following the procedures described in the corresponding Instructions. Upon receipt of such new, properly filled out, signed and dated Letter of Transmittal, any previously submitted Letter of Transmittal will be disregarded and will be considered replaced in full by the new Letter of Transmittal. Because the new Letter of Transmittal will supersede and replace the prior Letter of Transmittal, it will be necessary to include and identify on the new Letter of Transmittal all of the particular option agreements relating to Eligible Options that you desire to tender, and that you not just identify those additional option agreements relating to any additional Eligible Options that desire you to tender.

        Although it is our intent to send you a confirmation of receipt of this Notice, by signing this Notice to Withdraw from the Offer (or a facsimile of it), you waive any right to receive any notice of the withdrawal of the tender of your options.

3.     Signatures on this Notice to Withdraw from the Offer.

        If this Notice to Withdraw from the Offer is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change. If this Notice to Withdraw from the Offer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person so to act must be submitted with this Notice to Withdraw from the Offer.

4.     Other Information on This Notice to Withdraw from the Offer.

        In addition to signing this Notice to Withdraw from the Offer, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address and your social security number.

5.     Requests for Assistance or Additional Copies.

        Any questions or requests for assistance, as well as requests for additional copies of the Offer to Repurchase or this Notice to Withdraw from the Offer (which will be furnished at the Company's expense) should be directed to:

    Mary Lynn Schwartz
    Senior Vice President and Corporate Secretary
    TESSCO Technologies Incorporated
    375 West Padonia Road
    Timonium, Maryland 21093
    Telephone:        (410) 229-1000
    Facsimile:          (410) 229-1559

6.     Irregularities.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of this withdrawal from the Offer will be determined by the Company in its discretion. The Company's determinations shall be final and binding on all parties. The Company reserves the right to reject any or all Notices to Withdraw from the Offer that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the Notice to Withdraw from the Offer, and the Company's interpretation of the terms of the Offer

(including these instructions) will be final and binding on all parties. No Notice to Withdraw from the Offer will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with Notices to Withdraw from the Offer must be cured within the time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in Notices to Withdraw from the Offer, and no person will incur any liability for failure to give any such notice.

        IMPORTANT:    TO BE EFFECTIVE, THE NOTICE TO WITHDRAW FROM THE OFFER (OR A FACSIMILE COPY OF IT) TOGETHER WITH ANY OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE COMPANY BEFORE 5:00 PM ON THE EXPIRATION DATE.

7.     Additional Documents to Read.

        You should be sure to read the Offer to Repurchase, all documents referenced therein, and the memorandum from our President and Chief Executive Officer, dated May 7, 2003, before making any decisions regarding participation in, or withdrawal from, the Offer.

8.     Important Tax Information.

        You should refer to Section 12 of the Offer to Repurchase, which contains important U.S. federal income tax information.